Exhibit 4.2

Share Certificate

of

Intercont (Cayman) Limited

(the “Company”)

An Exempted Company incorporated in the Cayman Islands

Authorised capital of the Company is USD50,000.00 divided into 500,000,000.00 Ordinary Shares of USD0.0001 each.

This is to certify that the undermentioned person is the registered holder of the shares specified hereunder in the Company, subject to the Memorandum and Articles of Association of the Company.

Name & Address of the Shareholder:	XXXX Limited XXXXXXXXXXXXXX
Certificate No.:	No. of Shares:	XX Ordinary Shares	Consideration Paid:	USDXX
Date of Issue:		Given under the common seal of the Company on the date stated herein.

Director / Officer

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE